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Exhibit (a)(1)(B)

iVOW, INC.

AMENDED AND RESTATED
OFFER TO EXCHANGE

The Offer to Exchange and Withdrawal Rights Will Expire at 5:00 p.m. (PDT) on June 12, 2006

INTRODUCTION

        iVOW, Inc., a Delaware corporation, is referred to in this Offer to Exchange as "we," "us," "iVOW" or the "Company," and eligible holders of outstanding warrants are referred to as "you."

        We have created a warrant exchange program (the "Offer to Exchange") applicable to outstanding warrants exercisable for shares of our common stock, par value $0.01 per share ("Common Stock"), issued on (i) February 9, 2004, with an exercise price of $19.70 per share (the "February 2004 Warrants"), (ii) May 26, 2004, with an exercise price of $9.50 and $10.20 per share (the "May 2004 Warrants"), (iii) July 26, 2005, with an exercise price of $3.00 per share (the "July 2005 Warrants") and (iv) February 22, 2006, with an exercise price of $3.18 per share (the "February 2006 Warrants"). The February 2004 Warrants, May 2004 Warrants, July 2005 Warrants and February 2006 Warrants are collectively referred to herein as the "Original Warrants."

        The Offer to Exchange is an opportunity for eligible warrant holders to choose whether they want to keep their Original Warrants or have them exchanged with new warrants (collectively, the "Exchanged Warrants"). The Exchanged Warrants will have the same terms and conditions as the Original Warrants, provided, however, that if the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise price of the Exchanged Warrants will be significantly reduced, the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the expiration of the Offer to Exchange, and the Exchanged Warrants must be exercised for cash.

        The purpose of the Offer to Exchange is to raise funds to support the Company's operations by providing the holders of the Original Warrants with the opportunity to obtain an Exchanged Warrant, and encouraging the participating holders to exercise the Exchanged Warrants by significantly reducing the exercise price and the exercise period of the Exchanged Warrants. If you choose not to participate in the Offer to Exchange, your Original Warrants will remain in full force and effect, as originally issued. You may choose to partially participate in the Offer to Exchange, in which case the Company will issue you a new Original Warrant exercisable for that number of shares of Common Stock that you chose to exclude from the Offer to Exchange.

        This Offer to Exchange together with the Election to Participate, Notice of Withdrawal and forms of Exchanged Warrants constitute the "Offer to Exchange." These materials provide information regarding the Offer to Exchange and instructions as to how you can participate. You should read all of the materials carefully before you decide whether to tender any of your Original Warrants for exchange.

        To participate in the Offer to Exchange, you must complete and return the Election to Participate prior to the expiration of the Offer to Exchange, which is 5:00 p.m. (Pacific Daylight Time) on Monday, June 12, 2006 (the "Expiration Date"). You must also return your Original Warrant (or an Affidavit of Lost Warrant) to the Company for cancellation. At any time prior to the Expiration Date, you may withdraw your election to participate in the Offer to Exchange by submitting a Notice of Withdrawal to the Company, in which case your Original Warrant will be returned promptly to you.

        We are also allowing the holders of (a) 12 warrants to purchase units (the "2005 Selling Agent Warrants"), with each unit consisting of one share of Common Stock and a July 2005 Warrant exercisable for one share of Common Stock, held by representatives of the Selling Agent that participated in our private placement financing in July 2005 and (b) 9 warrants to purchase units (the "2006 Selling Agent Warrants"), with each unit consisting of one share of Common Stock and a February 2006 Warrant exercisable for one-half of a share of Common Stock, held by representatives of the Selling Agent that participated in our private placement financing in February 2006 to participate in the Offer to Exchange. In addition to the participation requirements set forth in the preceding paragraph, the holders of the 2005 Selling Agent Warrants will be required to exercise their 2005 Selling Agent Warrant prior to the Expiration Date in accordance with the existing terms of such warrant in order to receive the underlying July 2005 Warrant that may be exchanged in the Offer to Exchange. Similarly, the holders of the 2006 Selling Agent Warrants will be required to exercise their 2006 Selling Agent Warrant prior to the Expiration Date in accordance with the existing terms of such warrant in order to receive the underlying February 2006 Warrant that may be exchanged in the Offer to Exchange.

        OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ORIGINAL WARRANT. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ORIGINAL WARRANT PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

The date of this Amended and Restated Offer to Exchange is May 9, 2006.

SUMMARY OF TERMS

Eligible Original Warrants:	The holders of the following Original Warrants are eligible to participate in the Offer to Exchange:
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February 2004 Warrants: 12 warrants to purchase an aggregate of 21,950 shares of Common Stock at an exercise price of $19.70 per share, which were issued in a private placement financing that closed on February 9, 2004.
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May 2004 Warrants: 47 warrants to purchase an aggregate of 354,532 shares of Common Stock, including 46 warrants with an exercise price of $9.50 per share issued to investors in the private placement that closed on May 26, 2004 and one warrant issued to the selling agent that participated in the private placement to purchase 27,272 shares at an exercise price of $9.50 per share and 54,545 shares at an exercise price of $10.20 per share.
•
July 2005 Warrants: 59 warrants to purchase an aggregate of 1,032,935 shares of Common Stock at an exercise price of $3.00 per share, which were issued in connection with a private placement financing that closed on July 26, 2005. These numbers for the July 2005 Warrants include 12 July 2005 Warrants to purchase an aggregate of 41,666 shares of Common Stock that are not yet outstanding, but are issuable at any time upon exercise of 12 overlying warrants held by representatives of the Selling Agent that participated in the private placement financing. The overlying warrants (the "2005 Selling Agent Warrants") are exercisable for 41,666 units, with each unit consisting of one share of Common Stock and a July 2005 Warrant exercisable for one share of Common Stock. The terms of the July 2005 Warrants issuable upon exercise of the 2005 Selling Agent Warrants are identical to the other July 2005 Warrants issued to the investors in the private placement financing. The 2005 Selling Agent Warrants have an exercise price of $3.60 per unit. As described in this "Summary of Terms", the holders of the 2005 Selling Agent Warrants must first exercise their respective 2005 Selling Agent Warrants in order to receive a July 2005 Warrant and, thereby, participate in the Offer to Exchange. Other than as described above, the 2005 Selling Agent Warrants are not part of the Offer to Exchange.

•
February 2006 Warrant: 25 warrants to purchase an aggregate of 168,198 shares of Common Stock at an exercise price of $3.18 per share, which were issued in connection with a private placement financing that closed on February 22, 2006. These numbers for the February 2006 Warrants include 9 February 2006 Warrants to purchase an aggregate of 11,600 shares of Common Stock that are not yet outstanding, but are issuable at any time upon exercise of 9 overlying warrants held by representatives of the Selling Agent that participated in the private placement financing. The overlying warrants (the "2006 Selling Agent Warrants") are exercisable for 23,200 units, with each unit consisting of one share of Common Stock and a February 2006 Warrant exercisable for one-half of a share of Common Stock. The terms of the February 2006 Warrants issuable upon exercise of the 2006 Selling Agent Warrants are identical to the other February 2006 Warrants issued to the investors in the private placement financing. The 2006 Selling Agent Warrants have an exercise price of $3.18 per unit. As described in this "Summary of Terms", the holders of the 2006 Selling Agent Warrants must first exercise their respective 2006 Selling Agent Warrants in order to receive a February 2006 Warrant and, thereby, participate in the Offer to Exchange. Other than as described above, the 2006 Selling Agent Warrants are not part of the Offer to Exchange.
Expiration Date:	The Offer to Exchange will expire at 5:00 p.m. (Pacific Daylight Time) on Monday, June 12, 2006.

The Expiration Date is set as the tenth day after the Company plans to file a Current Report on Form 8-K to report the results of its 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006) at which, among other things, the Company's stockholders will be asked to approve the Offer to Exchange. If the stockholders do not approve the Offer to Exchange at the 2006 Annual Meeting or if we do not file a Form 8-K on June 2, 2006 to report such approval, we may extend the Expiration Date. See Section 17 "Extension of the Offer; Termination; Amendment."
Terms of the Exchanged Warrants:
New Exercise Price: If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise price of the Exchanged Warrants will be reduced as set forth in the table below:
	Exercise Price of
	Original Warrant	Exchanged Warrant
February 2004 Warrants	$19.70	$3.50
May 2004 Warrants	$9.50 / $10.20	$2.50
July 2005 Warrants	$3.00	$1.40
February 2006 Warrants	$3.18	$1.40

New Termination Date: In addition, if the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date (the "New Termination Date"). The Exchanged Warrants will terminate if the holders do not exercise their Exchanged Warrants prior to the New Termination Date.

No Cashless Exercise: The purpose of the Offer to Exchange is to raise funds to support the Company's operations. As a result, if the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the Exchanged Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Offer to Exchange.

If the Company's stockholders do not approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders, the exercise price, the exercise period and the cashless exercise provisions (if any) of each Exchanged Warrant will be the same as the Original Warrant tendered for such Exchanged Warrant.

Other Terms: Except as set forth above, all other terms of the Exchanged Warrants will be the same as the terms of the Original Warrants. See Section 3 "Terms of Exchanged Warrants" under "Description of Offer" and Exhibit (a)(1)(E)—Form of Exchanged February 2004 Warrant, Exhibit (a)(1)(G)—Form of Exchanged May 2004 Warrant, Exhibit (a)(1)(H)—Form of Exchanged July 2005 Warrant, Exhibit (a)(1)(I)—Form of Exchanged February 2006 Warrant and Exhibit (a)(1)(F)—Form of Exchanged February 2004 Selling Agent Warrant.
Partial Participation Permitted:
You may choose to exchange all or any portion of your Original Warrants. See Section 4 "Procedures for Tendering Original Warrants; Partial Participation" and Section 8 "Exercise of Exchange Warrants; New Termination Date; Issuance of Common Stock" under "Description of Offer." Holders of 2005 Selling Agent Warrants and 2006 Selling Agent Warrants may exercise all or a portion of their Selling Agent Warrants in connection with the Offer to Exchange.
How to Tender:
If you choose to participate in the Offer to Exchange, you must tender (i) your Original Warrant (or an Affidavit of Lost Warrant) and (ii) a properly completed and duly executed Election to Participate. These items must be properly delivered, before the Expiration Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820.

Your tender of your Original Warrant pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer to Exchange. See Section 4 "Procedures for Tendering Original Warrants; Partial Participation" under "Description of Offer" and see Exhibit (a)(1)(C)—Form of Election to Participate.
Exercise of 2005 and 2006 Selling Agent Warrants
To participate in the Offer to Exchange, the holders of the 2005 Selling Agent Warrants must exercise their 2005 Selling Agent Warrant (in whole or part) prior to the Expiration Date by tendering (i) the 2005 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.60 per unit multiplied by the number of units the holder elects to purchase in order to receive the July 2005 Warrant issuable upon exercise of the 2005 Selling Agent Warrant. Similarly, the holders of the 2006 Selling Agent Warrants must exercise their 2006 Selling Agent Warrants (in whole or part) by tendering (i) the 2006 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.18 per unit multiplied by the number of units the holder elects to purchase in order to receive the February 2006 Warrant issuable upon exercise of the 2006 Selling Agent Warrant. These items must be properly delivered, before the Expiration Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth below.
Withdrawal:
If you change your mind and do not want to participate in the Offer to Exchange, you may submit the Notice of Withdrawal to us at any time prior to the Expiration Date. If you properly withdraw prior to the Expiration Date, we will promptly return your tendered Original Warrant.

Holders of 2005 Selling Agent Warrants and 2006 Selling Agent Warrants may withdraw the exercise of their 2005 Selling Agent Warrants and 2006 Selling Agent Warrants by submitting the Notice to Withdrawal to us at any prior to the Expiration Date. If you properly withdraw prior to the Expiration Date, we will promptly return your 2005 Selling Agent Warrant or 2006 Selling Agent Warrant.

Additionally, if we have not accepted your tendered Original Warrant prior to forty (40) business days from April 21, 2006, the date of commencement of this Offer to Exchange, you may withdraw your Original Warrant (or your Affidavit of Lost Warrant).

Following the Expiration Date, other than as provided above, you cannot withdraw and you cannot get your Original Warrant (or your 2005 Selling Agent Warrant or 2006 Selling Agent Warrant, if applicable) back. See Section 6 "Withdrawal Rights" under "Description of Offer" and see Exhibit (a)(1)(D)—Form of Notice of Withdrawal.
Conditions:
If our Board of Directors determines, based on the reasonable business judgment of the Board, that there is a change in accounting principles, a lawsuit challenging the Offer to Exchange or a change in our business condition, assets or income such that completion of the Offer to Exchange would have a material adverse effect on us, then we may, prior to the Expiration Date, terminate the Offer to Exchange. In addition, the Board may terminate the Offer to Exchange if the Company's Stockholders do not approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders, or any adjournment or postponement, thereof.

If we terminate the Offer to Exchange, we will promptly return your Original Warrants (or your Affidavit of Lost Warrant). See Section 7 "Conditions of the Offer" and Section 17 "Extension of the Offer; Termination; Amendment" under "Description of Offer."
Registration of Warrant Shares:
We have previously filed registration statements on Form S-3 to register the shares of Common Stock underlying the Original Warrants under the Securities Act of 1933, as amended (the "Securities Act"), and amending the Original Warrants through the Exchange Offer will not affect the registration. Consequently, the shares of Common Stock issuable upon exercise of the Exchanged Warrants have been registered, and are tradeable in accordance with the resale restrictions set forth in the "Plan of Distribution" section of the Prospectus relating to the applicable Original Warrants. Each holder of Original Warrants should read the applicable Prospectus carefully before deciding whether to participate in the Offer to Exchange. See "Risk Factors—Risks Related to the Securities Markets, Ownership of our Common Stock and the Offer" and Section 10 "Registration, Trading Market and Price Range of Common Stock" under "Description of Offer." See also Exhibit (a)(4)(A) —Registration Statement on Form S-3 (File No. 333-116940), filed with the SEC on June 29, 2004, as amended, Exhibit (a)(4)(B)—Registration Statement on Form S-3 (File No. 333-128216), filed with the SEC on September 9, 2005, as amended, and Exhibit (a)(4)(C)—Registration Statement on Form S-3 (File No. 333-133082), filed with the SEC on April 7, 2006.

Taxes:
If you exchange all or any portion of your Original Warrants for Exchanged Warrants, we believe that you will not be required under current law to recognize income for federal income tax purposes at the time of the exchange. We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exchange and the tendering of Original Warrants pursuant to the Offer. See Section 16 "Material U.S. Federal Income Tax Consequences." under "Description of Offer."
Exercise of Exchanged Warrants
If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date (the "New Termination Date"). To exercise the Exchanged Warrants, the holders must tender (i) their Exchanged Warrant, (ii) a signed copy of the Notice of Exercise Form attached to the Exchanged Warrant, and (iii) cash in the amount equal to the new exercise price per share of the Exchanged Warrant multiplied by the number of shares the holder elects to purchase. These items must be properly delivered, before the Expiration Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth in Section 21 "Wire Instruction."
New Termination Date
If the Offer to Exchange is approved at the 2006 Annual Meeting of Stockholders, a holder's Exchanged Warrant will expire if the holder fails to exercise the Exchanged Warrant on or before June 22, 2006, which is ten (10) days after the Expiration Date.
Optional Notice of Exercise:
To facilitate the exercise of the Exchanged Warrants, the Company has prepared an Optional Notice of Exercise. Holders of Original Warrants that wish to participate in the Offer to Exchange, and further wish to exercise their Exchanged Warrants prior to the New Termination Date, may submit the Optional Notice of Exercise at the same time the holder tenders his or her Original Warrant, along with cash in the amount equal to the new exercise price per share of the Exchanged Warrant multiplied by the number of shares the holder elects to purchase. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth below.

Upon receipt of the Optional Notice of Exercise and exercise price of the Exchanged Warrant, the Company will hold the Exchanged Warrant and deposit the exercise price of the Exchanged Warrant into a separate non-interest account maintained at the Company's bank until the Expiration Date. The Company will promptly return any tendered Original Warrants (or Affidavit of Lost Warrants), Elections to Participate and funds for the exercise price of the Exchanged Warrants if the conditions to completing the Offer to Exchange are not satisfied. See Section 6 "Withdrawal Rights", Section 17 "Extension of Offer; Termination; Amendment", and Section 7 "Conditions of the Offer."
Miscellaneous:
We are not making this Offer to Exchange to, nor will we accept any tender of Original Warrants from or on behalf of, Original Warrant holders in any jurisdiction in which the Offer to Exchange or the acceptance of any tender of Original Warrants would not be in compliance with the laws of such jurisdiction. See Section 20 "Miscellaneous" under "Description of Offer."
Additional Information:	For additional information or assistance, you should contact Richard M. Gomberg, Chief Financial Officer of the Company, at telephone number: (858) 703-2820 or e-mail address: rgomberg@ivow.com.

ABOUT THIS OFFER TO EXCHANGE

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE, INCLUDING OUR ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2005. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXCHANGE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

        THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO EXCHANGE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 3(A)(9) AND SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), REGULATION D, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER. THE EXCHANGED WARRANTS WILL BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

        THIS OFFER TO EXCHANGE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS OFFER TO EXCHANGE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXCHANGE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

        ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER. YOU SHOULD NOT CONSIDER THE BOARD'S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER AND EXCHANGE YOUR WARRANTS.

RISK FACTORS

        Investment in our Common Stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our Common Stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Offer to Exchange, you should carefully consider the risk and uncertainties described below in addition to the other information in this Offer to Exchange and other information incorporated herein by reference. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Related to our Business and Industry

We need to raise additional funds immediately to support our operations. These funds may not be available on acceptable terms, if at all, and we may be forced to cease our operations.

        We incurred net losses and negative net cash flows from operating activities in 2004 and 2005, and at December 31, 2005, had an accumulated deficit of $74.4 million. At December 31, 2005, we had cash and cash equivalents of $851,000. In our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006, we stated that we believed that our cash and cash equivalents, plus monies received in a financing completed in February 2006 together with anticipated 2006 product revenues and interest income, might not be sufficient to meet our anticipated capital requirements through at least December 31, 2006. These factors raised substantial doubt about our ability to continue as a going concern. We have been pursuing several alternatives to address this situation, including raising additional funding through this Offer to Exchange. The funds, if any, we raise in the Offer to Exchange may be insufficient to support our capital requirements for a significant period of time, or at all. Even if the Offer to Exchange is successful, we may need to raise additional funds to support our operations. Any future funding transaction may require us to relinquish rights to some of our intellectual property or products, and will be dilutive to our existing stockholders. We cannot guarantee that we will be able to complete any such transaction or secure additional funds on a timely basis, or at all, and we cannot assure that such transaction will be on reasonable terms. If we are unable to secure additional capital, we may be unable to sustain operations through or beyond December 31, 2006, and you may lose your entire investment in our company.

        We expect that the cash flows produced by our business will be unpredictable in the near term, and we expect to continue to experience operating losses for the foreseeable future, which increases our need for significant additional funding. The amount of additional capital that we need to raise will depend on many factors, including:

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  the extent to which the iVOW Surgical Centers and other services gain market acceptance;

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  the extent to which our Sound Health Solutions ("SHS") Centers and other services can be effectively and economically replicated;

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  the speed with which we can execute our business plan, including our sales and marketing activities and the costs to establish iVOW Surgical Centers;

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  the speed with which we can execute our business plan, including our sales and marketing activities and the costs to establish Sound Health Solutions modeled centers;

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  the per patient revenue available via the SHS model;

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  the levels of reimbursement for procedures performed; and

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  the extent of competition.

Our common stock may be subject to delisting from the Nasdaq Capital Market because we fail to maintain compliance with continued listing criteria.

        The quantitative standards for continued listing on the Nasdaq Capital Market requires a company to maintain a bid price for its stock of $1.00 per share and maintain a stockholders' equity of at least $2,500,000 (or satisfy alternative requirements). Failure to comply with these requirements subjects a company to delisting proceedings. We have twice over the past 3 years been subjected to delisting proceedings from Nasdaq for failure to meet the minimum stockholders' equity requirement. Each time we eventually regained compliance by raising additional operating capital.

        As of December 31, 2005, our stockholders' equity dropped below the $2,500,000 threshold to $2,479,320. As a result of the financing we completed in February 2006, our stockholders' equity was greater than $2,500,000 as of April 14, 2006. We cannot assure you that we will be able to maintain our stockholders' equity above $2,500,000 or maintain our stock price above $1.00 per share. In addition, we received 1,654,000 shares of common stock of Viking Systems, Inc. ("Viking") in connection with the sale of our Visualization Technology business. We currently value those shares at a total of $661,600, which represents the trading price of Viking common stock at December 31, 2005. Viking's common stock is thinly traded and sales of even small numbers of shares can significantly affect the trading price. Because of this, the trading price of Viking's common stock is likely to fluctuate substantially over time, and this will affect the value we ascribe to our shares. A significant drop in the trading price of Viking's common stock would negatively affect our financial position and, specifically, our stockholders' equity balance. Any reduction in our stockholders' equity associated with a drop in the trading price of Viking common stock could subject us to delisting proceedings by Nasdaq.

        If we are unable to comply with Nasdaq's continued listing requirements, our securities will be delisted from the Nasdaq Capital Market. The delisting of our common stock from the Nasdaq Capital Market may materially impair our stockholders' ability to buy and sell shares of our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital should we desire to do so in the future.

We have a history of losses and may never become profitable.

        Since our formation in July 1993, and as of December 31, 2005, we have incurred cumulative net losses of $74.4 million. Specifically, we incurred net losses of, $3.9 million in 2004 and $2.5 million in 2005. We expect to incur losses for the next several quarters as we continue to implement our business plan. However, we may never achieve or sustain profitability in the future. Even if we achieve profitability, we may not be able to sustain it on an ongoing basis.

Our future financial results will fluctuate significantly.

        As a result of our limited operating history and the short period of time during which we have focused on the provision of obesity surgery management services, we cannot predict our future revenues or operating results. We expect our future revenues and operating results to fluctuate unpredictably due to a combination of factors, including the potential costs of establishing additional iVOW Surgical Centers and SHS Centers.

        Our future operating expenses are expected to increase in future periods as we intend to establish iVOW Surgical Centers and SHS Centers, expand our sales and marketing operations, expand our service capabilities, improve our internal operating and financial systems, and continue to comply with the stringent requirements of the Sarbanes-Oxley Act of 2002. In addition, our operating expenses are based on our expectations of future revenues, and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses increase before our revenues do, then our business for a particular period would be materially adversely affected.

        Because of all of these factors and the other risks discussed in this section, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future. If this occurs, any or all of the following may result:

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  the market trading price of our common stock may fluctuate, negatively impacting the ability of stockholders to buy and sell our shares at consistent prices;

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  we may have difficulty raising funds in the future at prices that are acceptable to us and our stockholders; and

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  investors may be less willing to purchase our shares for lack of consistent operating results.

The license fees Viking owes us may not exceed the minimum royalty amounts.

        As part of the sale of our Visualization Technology business unit to Viking, we entered a license agreement with Viking under which Viking agreed to pay us royalties over the next five years based on sales from this business unit, with minimum royalties during the five-year period. Viking paid us the minimum royalty of $150,000 for the first year of the license. Viking is a relatively new company, and there is no assurance that it will be successful in selling a significant number of products based on the Visualization Technology business. As a result, there can be no assurance that Viking will owe us more than the minimum royalties set forth in the license agreement. Additionally, if Viking's business does not succeed, it may not have sufficient funds in the future to pay us the minimum royalty amounts owed to us under the license agreement.

Our liquidity and capital requirements will be difficult to predict.

        Our liquidity and capital requirements will depend upon other numerous factors, including the following:

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  the extent to which our products and services gain market acceptance;

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  costs associated with establishing marketing, and operating our obesity related programs and disease state management business, including the iVOW Centers;

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  the timing and costs of product and services introductions;

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  the extent of our ongoing product and service development programs; and

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  the costs of developing marketing and distribution capabilities for our consumer products.

        Even if we are successful in raising additional funds, circumstances, including slow rate of market acceptance of our services or our inability to efficiently manage our operations, would accelerate our use of proceeds from any offering we might do and require us to seek additional funds to support our operating requirements.

As a company, we have limited experience in the management of health care services businesses.

        Over the past two years we have tested our ability to run outsourced programs through the three programs we currently operate. In addition, the co-founders of SHS bring over seven years of experience as owner-operators of SHS Centers. Nonetheless, we have only a limited direct as well as indirect operating history upon which an evaluation of our prospects can be based. In addition, the bariatric surgical management market is relatively new and is evolving rapidly, which can cause changes in the way clients react to the services offered. We have yet to prove that our management model is appropriate for the market we are addressing. To be successful, it is crucial that we develop strong affiliations with employers, payors, hospitals and providers, and we have as yet limitedly proven our ability to do so. We have established only three significant operating agreements with hospitals to date and operate only two SHS Centers. To successfully implement our business plan, we must establish many more such relationships.

        Prior to the favorable ruling by Centers for Medicare & Medicaid Services ("CMS") in February 2006, we believe our business had been adversely impacted by changes in reimbursement and uncertainty concerning CMS's decision on whether to provide coverage for gastric bypass surgery. Doctors, hospitals, surgical practices and those companies that support the obesity surgery market will adapt their businesses to the evolving reimbursement and payor policies. We believe that for many of these parties CMS's affirmative decision on the coverage of gastric bypass surgery is a critical step in their business analysis. However, since CMS only recently announced its decision, it is too early to determine what impact this decision will have on our business.

        Also, we must respond to competitive developments and attract, retain and motivate experienced staff. There can be no assurance that we will be successful in addressing those market conditions or in implementing our business strategy. There can be no assurance that we will be able to achieve or sustain revenue growth or profitability.

On November 1, 2005, we acquired SHS as a wholly-owned subsidiary. We may not realize the expected benefits of the acquisition because of integration and other challenges, which could adversely affect our business.

        We have limited experience in acquisition activities and integrating the operations, technologies, products, services and personnel of iVOW and SHS may be a complex, time consuming and expensive process that could significantly disrupt the business of the combined company. Employees and management of each of iVOW and SHS have played a key role in creating each company and the integration of these two companies will alter prior relationships and may affect productivity. If we fail to successfully meet the challenges involved in integration or otherwise fail to realize any of the anticipated benefits of the acquisition, then the results of operations of the combined company could be seriously harmed. Realizing the benefits of the acquisition, if any, will depend in part on the successful integration of products, services, operations and personnel.

        We may not successfully integrate the operations of SHS and iVOW in a timely manner, or at all, and the combined company may not realize the anticipated benefits of the acquisition to the extent, or in the timeframe, anticipated. The anticipated benefits of the acquisition are based on projections and assumptions, including successful integration, not actual experience. In addition to the integration risks discussed above, the combined company's ability to realize those benefits could be adversely effected by practical or legal constraints on its ability to combine operations.

Our revenue model related to the iVOW Surgical Centers relies on the provision of services and we have no ownership stake in the iVOW Surgical Centers.

        Our business model includes the ownership and operation of our SHS Centers as well as the provision of management services to owners of medical and surgical programs through our iVOW Surgical Center program. With respect to our iVOW Surgical Center program, we will not have an ownership interest in the iVOW Surgical Centers, which will make it more difficult to sustain revenues from these Centers. We will not enjoy directly increased revenue based on the profitability or increased value of particular iVOW Surgical Centers and, without an ownership interest in the iVOW Surgical Centers, we are subject to all the risks of any service provider; our services could be terminated at the end of any contract period for such centers.

Roll-out of our iVOW Surgical Centers and our SHS Centers depends on our entering into agreements with employers, payors, hospitals and physicians; the time to conclude these agreements may be extended and thereby delay or prevent the implementation of our strategy.

        We plan to set up our iVOW Surgical Centers and SHS Centers in conjunction with employers, payors, hospitals and surgeons. There can be no assurance that we will be able to negotiate the establishment of these Centers in a timely manner or on terms satisfactory to us, if at all. Our experience to date is limited to three existing management contracts for iVOW Surgical Centers and two SHS Centers. We are in active negotiation for other iVOW Surgical Centers and SHS Centers; however, we cannot accurately predict the time and expense involved in these negotiations, and any unexpected delays could negatively impact the execution of our strategic plan. Any inability to timely establish additional iVOW Surgical Centers and SHS Centers will harm our cash position and increase our need to raise additional capital.

We need to increase market awareness and acceptance of our new business model.

        To our company's knowledge, the comprehensive services offered by our new iVOW business model have not been available to date on a national level. While we have previously supplied clinical training and consulting services to various clients, we have only recently begun to promote our program management services and have just started to promote our owner operator model. As a result, employers, payors and providers of bariatric clinical services are not yet generally aware of the services we offer. In order to accomplish our strategic and business plans, we will have to quickly and effectively increase market awareness of our management model and the iVOW brand name, and convince employers, payors, doctors, hospitals and patients of the benefits of these services. Among other things, this will require that we:

  •
  increase awareness of our complete service offering;

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  strengthen our brand name to increase visibility;

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  continue to upgrade and expand our services;

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  increase awareness of the availability of surgery as a means of treating morbid obesity; and

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  increase awareness of the availability of our multidisciplinary medically anchored weight management program as a means of treating chronic and morbid obesity.

        We cannot assure you that we will be able to accomplish these objectives with the limited operating capital we currently have available, if at all.

After establishing iVOW Surgical Centers and SHS Centers, we must continue to prove our value proposition.

        In order to successfully negotiate and complete agreements with employers, payors, doctors and hospitals to establish iVOW Surgical Centers and SHS Centers, we will need to present them with their anticipated return on investment (ROI), our projected revenues and operational metrics. We cannot assure you that our projections will prove accurate or that we will be able to provide the anticipated metrics. Our projections are based on limited input and operational history and failure to meet such projections will negatively impact our relationships with employers, payors, doctors and hospitals and our ability to attract additional business.

The provision of health care services is subject to considerable regulation by state and federal agencies, including regulations under HIPAA and Stark.

        Our iVOW Surgical Centers and SHS Centers will need to comply with many laws and regulations, both state and federal, which govern the provision of health care services. If they fail to comply with any such laws and regulations, then the penalties involved could be serious, time-consuming for management and expensive. Inexperience in health care services could contribute to an inadvertent breach of laws or regulations.

        There are numerous federal and state regulations addressing patient information privacy and security concerns. In particular, the federal regulations issued under the Health Insurance Portability and Accountability Act of 1996, or HIPAA, contain provisions that:

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  protect individual privacy by limiting the uses and disclosures of patient information;

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  require the implementation of security safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form; and

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  prescribe specific transaction formats and data code sets for certain electronic transactions.

        Compliance with these regulations is costly and requires our management to spend substantial time and resources when working with our clients. We are unable to estimate the total financial impact of our continuing compliance with HIPAA requirements or of any future changes in these requirements.

        In addition, the federal Stark Law restricts referrals by physicians of Medicare, Medicaid and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements. Many states have adopted legislative proposals to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals, regardless of the source of the payment for the care. These laws and regulations are extremely complex, and little judicial or regulatory interpretation exists. If the activities of a client of ours or other entity with which we have a business relationship were found to constitute a violation of anti-referral laws, and we were found to have knowingly participated in such activities, we could be subject to sanction or liability under such law.

We operate in a competitive market; new technologies, procedures, or pharmaceuticals could eventually radically change the modality of treatment of morbid obesity and negatively impact the economics of our obesity surgery business.

        The market for products and services that address morbid obesity is attractive and therefore competitive and new offerings and technologies are in development by several companies. For example, we are aware of developments, primarily involving stimulation or balloon technology, which may come to the market in the next several years. These devices would be implanted in a relatively simple endoscopic procedure. These alternatives may prove to be more effective, less risky and/or cheaper than gastric bypass. If this turns out to be the case, our ability to generate revenues from the surgical model will be negatively affected. Also, many pharmaceutical companies are researching drug therapies for combating obesity. If they prove successful in finding a more effective solution for morbid obesity, then demand for a surgical option is likely to decline substantially. We cannot guarantee that we will compete successfully against our current or potential competitors, especially any pharmaceutical companies with significantly greater financial resources or brand name recognition.

We expect to compete with other companies that have the same objectives as us.

        There are a few companies which intend to provide services to the morbid obesity market; while their business model is not identical to ours, the end result is likely to be that we will compete with each other in offering consulting and program management services. Three of these companies, to our knowledge, include bariatric surgeons in their management or ownership. This may prove to be an advantage over us in gaining access to potential clients because we do not have bariatric surgeons on our staff. Other companies have only a partial service offering, which may allow them, because of lower overhead, to operate in their niche at a price advantage to full-service companies such as ours. In any case, we expect that the market will continue to be attractive and that new entrants are likely.

If we fail to retain our key personnel and hire, train and retain additional qualified and experienced employees, we may not be able to compete effectively, or expand our consulting business and the number of Centers as planned, both of which could result in reduced revenues.

        Our future success will depend to a large extent on retaining our core operating management team and recruiting sufficient qualified employees to manage and staff our Centers. There is likely to be a competitive labor market for such staff and there is no assurance that we will be able to attract and retain an adequate number of suitable employees. If we are unable to do this, then we may not be able to operate and expand our Centers as planned, which may reduce our revenues.

        To be successful, we must strengthen awareness of our services through our marketing efforts and through establishment of additional iVOW Surgical Centers and SHS Centers. We have a limited marketing and business development force through which the efforts will be conducted, and we will rely heavily on each of these individuals. We cannot assure you that we will be able to attract and retain sufficient qualified personnel.

        Our current key employees are Michael H. Owens, M.D., Chief Executive Officer, President and Chief Medical Officer; Richard M. Gomberg, Vice President of Finance and Chief Financial Officer; Joann Harper, Vice President, Program Development, Implementation, and Operations; Mary Pat Finn, Vice President of Sales; Mary Lou Walen, Associate Vice President, Customer Relations; and Aimee Johnston, Associate Vice President, Marketing Management Services. Key employees of our wholly-owned subsidiary SHS are Steve Morton, Ph.D., Assistant Vice President, Behavioral Services; Jeannette Beatty, Manager of Nutrition; and Pamela Adkins, Manager, Exercise and Testing. We also have entered into long-term consulting engagements with the co-founders of SHS, Dr. Frances Gough and Dr. Teresa Girolami. We do not maintain key personnel life insurance policies on any of these individuals. All of our employees and consultants may terminate their relationships with us at any time, with or without cause, and with or without notice.

If we are not able to attract and retain key doctors to participate in our advisory board, it may adversely affect our ability to develop our products and services and expand our business.

        Members of our clinical advisory board consult with us exclusively but are free to consult with other non-competing companies and are employed elsewhere on a full-time basis. As a result, they only spend a limited amount of time on our business. Although we have entered into consulting agreements, including confidentiality provisions with each of the members of our clinical advisory board, the consulting and confidentiality agreements between us and each of the members of our clinical advisory board may be terminated or breached.

Our failure to effectively manage our growth could have a material adverse effect on our business.

        Growth in our business will place a significant strain on our management systems and resources. We have only recently begun to focus on providing management services, and we have hired persons with appropriate skills. However, these people have not previously worked together, and it will take time and effort to develop efficient working processes and relationships. We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We are a small company with limited resources, so we lack the ability to increase our capacity to provide services prior to assurances that those services will be paid for by customers. As a result, each new management contract will require significant operational efforts as we hire personnel to staff the new project. We will have to maintain close coordination among our technical, accounting, finance, marketing and sales departments.

Risks Related to the Securities Markets, Ownership of our Common Stock and the Offer

Future sales of our common stock in the public market could cause our stock price to fall.

        In the private placement financing we completed on February 23, 2006, we issued 290,000 shares of common stock and warrants to purchase 144,998 shares of common stock. We also issued a warrant to purchase 23,200 units, with each unit consisting of one share of common stock and a warrant to purchase one-half of one share of common stock, to our Selling Agent, Dawson James Securities. In the private placement financing we completed on July 26, 2005, we issued 833,328 shares of common stock and warrants to purchase 833,328 shares of common stock. We also issued a warrant to purchase 41,666 units, with each unit consisting of one share of common stock and a warrant to purchase one share of common stock, to our Selling Agent, Dawson James Securities. In connection with the private placement, we issued 177,252 shares of common stock and warrants to purchase 124,608 shares of common stock in exchange for the 826,447 outstanding shares of Series A preferred stock (the "Series A exchange"). In total, we issued 1,010,580 shares of common stock and warrants to purchase 1,041,268 shares of common stock in the July 2005 private placement and the Series A exchange.

        As of April 7, 2006 we had 2,665,996 shares of outstanding common stock. As part of the above transactions, we have filed a registration statement for the July 26, 2005 financing and recently filed a registration statement relating to the February 23, 2006 financing.

        In addition, any shares of Common Stock issued upon exercise of the Exchange Warrants as part of the Offer to Exchange are freely tradeable. Sales of these shares of common stock, or the perception that such sales might occur, could cause the market price of our common stock to decline.

There is a limited market for our common stock and therefore investors may not be able to liquidate their investment in the foreseeable future, if at all.

        There is a limited market for our common stock even though it is publicly quoted, and the market is not expected to increase significantly in the foreseeable future. For example, we only have approximately 190 stockholders of record and the average daily trading volume in our stock is approximately 10,500 shares. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market. The lack of an active trading market in our stock may also cause investors to be unable to sell all of their desired shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. An investment in our company is highly speculative, and an investor should be able to withstand a total loss of the investment.

Our stock price could continue to be volatile and your investment in our common stock could suffer a decline in value, adversely affecting our ability to raise additional capital.

        The market prices and trading volumes for securities of emerging companies, like ours, have historically been highly volatile and have experienced significant fluctuations unrelated to the operating performance. The market price of our common stock has historically been highly volatile. For example, between March 2005 and February 2006, the trading price of our common stock ranged from $2.30 to $13.90. The trading price of our common stock may continue to be significantly affected by factors such as:

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  actual or anticipated fluctuations in our operating results,

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  our ability to remain listed on Nasdaq,

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  changes in financial estimates by securities analysts,

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  announcements of technological innovations,

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  new products or new contracts by us or our competitors,

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  regulatory announcements,

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  developments with respect to patents or proprietary rights,

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  conditions and trends in the medical device and other technology industries,

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  adoption of new accounting standards affecting the health services and disease management industries, and

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  general market conditions.

        In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for shares of early stage companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation, if brought against us, could result in substantial costs and a diversion of management's attention and resources.

We intend to issue additional shares of our equity securities in the future to raise funds to support our operations.

        We intend to seek to raise additional capital through the sale of our equity or other securities to support our financial needs. Potential investors should be aware that any security issuance may result in reduction of the book value or market price, if any, of the outstanding shares of common stock. If we issue any additional shares of common stock or preferred stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. Further, any new issuance of shares may result in a change of control of our management or the Company.

Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change of control, even if an acquisition would be beneficial to our stockholders, which could affect our stock price adversely and prevent attempts by our stockholders to replace or remove our current management.

        Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions:

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  authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, with rights senior to those of the common stock;

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  provide for a classified board of directors, with each director serving a staggered three-year term;

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  prohibit our stockholders from filling board vacancies, calling special stockholder meetings, or taking action by written consent;

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  prohibiting our stockholders from making certain changes to our restated certificate of incorporation or restated bylaws except with 66 2/3% stockholder approval; and

  •
  require advance written notice of stockholder proposals and director nominations.

        In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our certificate of incorporation, bylaws and Delaware law could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer, or proxy contest involving our company. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

        Although our Board of Directors has approved the Offer to Exchange, it makes no recommendation as to whether holders of Original Warrants should accept the Offer to Exchange. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Offer to Exchange. We cannot assure you that the value of the shares issued upon exercise of the Exchanged Warrants will in the future equal or exceed the exercise price per share of the Exchanged Warrants. We do not take a position as to whether you ought to participate in the Offer to Exchange.

If you choose to participate in the Offer to Exchange, you will be required to exercise your Exchanged Warrants for Common Stock within 10 days of the Expiration Date.

        If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date (the "New Termination Date"). If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders, the Exchanged Warrants will terminate if the holders do not exercise their Exchanged Warrants on or before the New Termination Date. If you choose to participate in the Offer to Exchange and our stockholders approve the Offer to Exchange, you will be required to exercise your Exchanged Warrants on or before the New Termination Date, and then your investment will be subject to the other risks described under "Risk Factors" in this Offer to Exchange.

Income tax consequences of participation in the Offer to Exchange.

        We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service ("IRS") regarding the U.S. federal income tax consequences of exchanging the Original Warrants for Exchanged Warrants and immediately exercising the Exchanged Warrants. In the event the IRS determines that such exchange of securities is not a recapitalization transaction then the exchange of your Original Warrants for Exchanged Warrants will be a taxable transaction. See Section 16 "Material U.S. Federal Income Tax Consequences" under "Description of Offer."

We will have substantial discretion over the use of proceeds.

        Our management will retain broad discretion over the use of proceeds from the Offer to Exchange. See Section 2 "Purpose of the Offer; Use of Proceeds" under "Description of Offer" for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Exchanged Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors, including our ability to develop and expand our Obesity Surgery Management Services business, the competitive environment for our service offerings and the availability of opportunities to acquire or invest in complementary businesses, products and services. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the Offer to Exchange in a manner other than as described in this Offer to Exchange.

Risks Related to our Intellectual Property and Potential Litigation

We depend on our intellectual property for the establishment and operation of our iVOW Surgical Centers and SHS Centers.

        We rely on a combination of trade secrets, know-how and confidentiality restrictions for the establishment and operation of our iVOW Surgical Centers and SHS Centers. Despite these precautions, it may be possible for unauthorized parties to copy our intellectual property or otherwise obtain and use information that we regard as proprietary. We do not have any patent protection for our business, and existing intellectual property laws provide only limited protection. We have expended significant efforts devising the types of products and services we will offer and the manner in which these will be delivered. Our ability to maintain the secrecy and confidentiality of our trade secrets and internal knowledge is crucial to the success of our business. Any failure to do so may negatively impact our prospects. We also may not be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights.

We may be subject to product liability claims and have limited insurance coverage.

        We face an inherent and significant business risk of exposure to product liability claims in the event that the use of our products, which were sold by us prior to the sale of the Visualization Technology business, results in personal injury or death. Also, in the event that any of those products proves to be defective, we may be required to recall or redesign such products. Product liability insurance is expensive and in the future may not be available to us on acceptable terms, if at all. A successful product liability claim or series of claims brought against us in excess of our insurance coverage would negatively impact our business.

If we are unable to protect our intellectual property related to the technology transferred to Viking, we may be unable to prevent other companies from using such technology in competitive products.

        We maintain ownership of the technology transferred to Viking in connection with the sale of our Visualization Technology business in April 2004. In the event Viking does not make the required royalty payments to us, their rights in the technology will be terminated. In such case, we will be able to continue to commercialize that technology. To the extent we decide to incorporate that technology into our business, our future success will depend, in part, on our ability to continue developing patentable products, enforcing our patents and obtaining patent protection for our products both in the United States and in other countries. The patent positions of medical device companies, however, are generally uncertain and involve complex legal and factual questions. Patents may never issue from any patent applications owned by or licensed to us. Even if patents do issue, the claims allowed may not be sufficiently broad to protect our technology. In addition, issued patents owned by or licensed to us may be challenged, invalidated or circumvented, or the rights granted thereunder may not provide us with competitive advantages. Further, the medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would result in substantial expense, may be necessary to enforce any patents issued or licensed to us and/or to determine the scope and validity of proprietary rights of third parties or whether our products, processes or procedures infringe any such third-party proprietary rights.

        In addition to patents, we rely on unpatented trade secrets to protect our business and our proprietary technology. Others may independently develop or otherwise acquire the same or substantially equivalent plans or technologies or otherwise gain access to our proprietary technology or disclose our plans or technology. It is difficult to protect rights to unpatented ideas, plans or proprietary technology. Third parties may obtain patent rights to these unpatented trade secrets, which patent rights could be used to assert claims against us. We also rely on confidentiality agreements with our collaborators, employees, advisors, vendors and consultants to protect our proprietary technology. These agreements may be breached, we may not have adequate remedies for any breach and our trade secrets may otherwise become known or be independently developed by competitors. In addition, our agreements with employees and consultants require disclosure of ideas, developments, discoveries or inventions conceived during employment or consulting, as the case may be, and assignment to us of proprietary rights to such matters related to our business and technology. The extent to which efforts by others will result in patents and the effect on us of the issuance of such patents is unknown.

DESCRIPTION OF OFFER

1.     Number of Warrants; Expiration Date

        There are an aggregate of 143 outstanding warrants of the Company to purchase an aggregate of 1,577,615 shares of Common Stock are eligible for exchange pursuant to the Offer. These Original Warrants are identified as follows:

February 2004 Warrants:	12 warrants to purchase an aggregate of 21,950 shares of Common Stock at an exercise price of $19.70 per share, which were issued in a private placement financing that closed on February 9, 2004.
The form of the February 2004 Warrants is included as Exhibit (d)(1) hereto.
May 2004 Warrants:
47 warrants to purchase an aggregate of 354,532 shares of Common Stock, including 46 warrants with an exercise price of $9.50 per share issued to investors in the private placement that closed on May 26, 2004 and one warrant issued to the selling agent that participated in the private placement to purchase 27,272 shares at an exercise price of $9.50 and 54,545 shares at an exercise price of $10.20 per share.

The form of the May 2004 Warrants issued to the investors in the private placement is included as Exhibit (d)(2) hereto and the form of the May 2004 Warrant issued to the selling agent that participated in the private placement is included as Exhibit (d)(5).
July 2005 Warrants:
59 warrants to purchase an aggregate of 1,032,935 shares of Common Stock at an exercise price of $3.00 per share, which were issued in connection with a private placement financing that closed on July 26, 2005. These numbers for the July 2005 Warrants include 12 July 2005 Warrants to purchase an aggregate of 41,666 shares of Common Stock that are not yet outstanding, but are issuable at any time upon exercise of 12 overlying warrants held by representatives of the Selling Agent that participated in the private placement financing. The overlying warrants (the "2005 Selling Agent Warrants") are exercisable for 41,666 units, with each unit consisting of one share of Common Stock and a July 2005 Warrant exercisable for one share of Common Stock. The terms of the July 2005 Warrants issuable upon exercise of the 2005 Selling Agent Warrants are identical to the other July 2005 Warrants issued to the investors in the private placement financing. The 2005 Selling Agent Warrants have an exercise price of $3.60 per unit. As described in the "Summary of Terms" in the Offer Circular, the holders of the 2005 Selling Agent Warrants must first exercise their respective 2005 Selling Agent Warrants in order to receive a July 2005 Warrant and, thereby, participate in the Offer to Exchange. Other than as described above, the 2005 Selling Agent Warrants are not part of the Offer to Exchange.

The form of the July 2005 Warrants is included as Exhibit (d)(3) hereto.
February 2006 Warrants:
25 warrants to purchase an aggregate of 168,198 shares of Common Stock at an exercise price of $3.18 per share, which were issued in connection with a private placement financing that closed on February 22, 2006. These numbers for the February 2006 Warrants include 9 February 2006 Warrants to purchase an aggregate of 11,600 shares of Common Stock that are not yet outstanding, but are issuable at any time upon exercise of 9 overlying warrants held by representatives of the Selling Agent that participated in the private placement financing. The overlying warrants (the "2006 Selling Agent Warrants") are exercisable for 23,200 units, with each unit consisting of one share of Common Stock and a February 2006 Warrant exercisable for one-half of a share of Common Stock. The terms of the February 2006 Warrants issuable upon exercise of the 2006 Selling Agent Warrants are identical to the other February 2006 Warrants issued to the investors in the private placement financing. The 2006 Selling Agent Warrants have an exercise price of $3.18 per unit. As described in the "Summary of Terms" in the Offer Circular, the holders of the 2006 Selling Agent Warrants must first exercise their respective 2006 Selling Agent Warrants in order to receive a February 2006 Warrant and, thereby, participate in the Offer to Exchange. Other than as described above, the 2006 Selling Agent Warrants are not part of the Offer to Exchange. The form of the February 2006 Warrants is included as Exhibit (d)(4) hereto.

        The Expiration Date of this Offer to Exchange is 5:00 p.m. (Pacific Daylight Time) on Monday, June 12, 2006.

2.     Purpose of the Offer; Use of Proceeds

        The purpose of the Offer to Exchange is to raise funds to support the Company's operations by providing the holders of the Original Warrants with the opportunity to obtain an Exchanged Warrant, and encouraging the participating holders to exercise the Exchanged Warrants by significantly reducing the exercise price and the exercise period of the Exchanged Warrants. The funds obtained will be used by the Company as working capital and for other general corporate purposes.

        We incurred net losses and negative net cash flows from operating activities in 2004 and 2005, and at December 31, 2005, had an accumulated deficit of $74.4 million. At December 31, 2005, we had cash and cash equivalents of $851,000. In our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 31, 2006, we stated that we believed that our cash and cash equivalents, plus monies received in a financing completed in February 2006 together with anticipated 2006 product revenues and interest income, might not be sufficient to meet our anticipated capital requirements through at least December 31, 2006. These factors raised substantial doubt about our ability to continue as a going concern. We have been pursuing several alternatives to address this situation, including raising additional funding through this Offer to Exchange. The funds, if any, we raise in the Offer to Exchange may be insufficient to support our capital requirements for a significant period of time, or at all. Even if the Offer to Exchange is successful, we may need to raise additional funds to support our operations. Any future funding transaction may require us to relinquish rights to some of our intellectual property or products, and will be dilutive to our existing stockholders. We cannot guarantee that we will be able to complete any such transaction or secure additional funds on a timely basis, or at all, and we cannot assure that such transaction will be on reasonable terms. If we are unable to secure additional capital, we may be unable to sustain operations through or beyond December 31, 2006, and you may lose your entire investment in our company.

        We do not have any current plans, proposals or negotiations that relate to or would result in a material change in our corporate structure or business. We will, from time to time, consider the acquisition of or investment in complementary businesses, products, services and technologies, and certain financing options, which might affect our liquidity requirements or cause us to issue additional equity or debt securities.

3.     Terms of the Exchanged Warrants

        We believe the rules of the Nasdaq Stock Market require us to obtain stockholder approval with respect to the Offer to Exchange. Our stockholders will be asked to approve the Offer to Exchange at our 2006 Annual Meeting of the Stockholders, currently scheduled for Friday, June 2, 2006.

New Exercise Price:    If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise price of the Exchanged Warrants will be reduced as set forth in the table below:

	Exercise Price of
	Original Warrant	Exchanged Warrant
February 2004 Warrants	$19.70	$3.50
May 2004 Warrants	$9.50 / $10.20	$2.50
July 2005 Warrants	$3.00	$1.40
February 2006 Warrants	$3.18	$1.40

        New Termination Date:    In addition, if the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date (the "New Termination Date"). The Exchanged Warrants will terminate if the holders do not exercise their Exchanged Warrants prior to the New Termination Date.

        No Cashless Exercise:    The purpose of the Offer to Exchange is to raise funds to support the Company's operations. As a result, if the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the Exchanged Warrants must be exercised for cash, and any cashless exercise provisions in the Original Warrants will be inapplicable to the Offer to Exchange.

        If the Company's stockholders do not approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders, the exercise price, the exercise period and the cashless exercise provisions (if any) of each Exchanged Warrant will be the same as the Original Warrant tendered for such Exchanged Warrant.

        Other Terms:    Except as set forth above, all other terms of the Exchanged Warrants will be the same as the terms of the Original Warrants. See Exhibit (a)(1)(E)—Form of Exchanged February 2004 Warrant, Exhibit (a)(1)(G)—Form of Exchanged May 2004 Warrant, Exhibit (a)(1)(H)—Form of Exchanged July 2005 Warrant, and Exhibit (a)(1)(I)—Form of Exchanged February 2006 Warrant and Exhibit (a)(1)(F)—Form of Exchanged May 2004 Selling Agent Warrant.

4.     Procedures for Tendering Original Warrants; Partial Participation

        If you choose to participate in the Offer to Exchange, you must tender (i) your Original Warrant (or an Affidavit of Lost Warrant) and (ii) a properly completed and duly executed Election to Participate. In addition to these requirements, the holders of the 2005 Selling Agent Warrants must exercise their 2005 Selling Agent Warrant (in whole or part) by tendering (i) the 2005 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.60 per unit multiplied by the number of units the holder elects to purchase in order to receive the July 2005 Warrant issuable upon exercise of the 2005 Selling Agent Warrant. Similarly, the holders of the 2006 Selling Agent Warrants must exercise their 2006 Selling Agent Warrants (in whole or part) by tendering (i) the 2006 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.18 per unit multiplied by the number of units the holder elects to purchase in order to receive the February 2006 Warrant issuable upon exercise of the 2006 Selling Agent Warrant. These items must be properly delivered, before the Expiration Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer.

        THE METHOD OF DELIVERY OF ALL DOCUMENTS AND FUNDS IS AT YOUR ELECTION AND RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY ON OR PRIOR TO THE EXPIRATION DATE.

        We will determine, in our sole discretion, all questions as to form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of Original Warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of warrants that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we expect to accept properly and timely tendered Original Warrants that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer to Exchange or any defect or irregularity in any tender with respect to the Original Warrants or Original Warrant holders, provided, however, that if a condition is waived with regard to any Original Warrant or its holder, then the same condition must be waived with regard to all Original Warrants and all Original Warrant holders, respectively. No tender of Original Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrant holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.

        Your tender of Original Warrants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer to Exchange.

        If you have chosen to partially participate by keeping some Original Warrants, we will issue you a new Original Warrant to purchase the amount of Common Stock shares you have chosen to exclude from the Offer to Exchange promptly following the Expiration Date.

5.     Exercise of 2005 and 2006 Selling Agent Warrants

        To participate in the Offer to Exchange, the holders of the 2005 Selling Agent Warrants must exercise their 2005 Selling Agent Warrant (in whole or part) prior to the Expiration Date by tendering (i) the 2005 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.60 per unit multiplied by the number of units the holder elects to purchase in order to receive the July 2005 Warrant issuable upon exercise of the 2005 Selling Agent Warrant. Similarly, the holders of the 2006 Selling Agent Warrants must exercise their 2006 Selling Agent Warrants (in whole or part) by tendering (i) the 2006 Selling Agent Warrant (or an Affidavit of Lost Warrant) and (ii) cash in the amount equal to $3.18 per unit multiplied by the number of units the holder elects to purchase in order to receive the February 2006 Warrant issuable upon exercise of the 2006 Selling Agent Warrant. These items must be properly delivered, before the Expiration Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth in Section 21 "Wire Instructions."

6.     Withdrawal Rights

        If you change your mind and do not want to participate in the Offer to Exchange, you may submit the Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and must be returned to us on or prior to the Expiration Date. If you properly withdraw prior to the Expiration Date, we will return promptly your Original Warrants (or your Affidavit of Lost Warrant).

        Holders of 2005 Selling Agent Warrants and 2006 Selling Agent Warrants may withdraw the exercise of their 2005 Selling Agent Warrants and 2006 Selling Warrants by submitting the Notice to Withdrawal to us at any time prior to the Expiration Date. If you properly withdraw prior to the Expiration Date, we will promptly return your 2005 Selling Agent Warrant or 2006 Selling Agent Warrant.

        Additionally, if we have not accepted your tendered Original Warrant prior to forty (40) business days from April 21, 2006, the date of commencement of this Offer, to Exchange you may withdraw your Original Warrant (or your Affidavit of Lost Warrant).

        Following the Expiration Date, other than as provided above, you cannot withdraw and you cannot get your Original Warrant (or your 2005 Selling Agent Warrant or 2006 Selling Agent Warrant, if applicable) back.

7.     Conditions of the Offer

        The Offer to Exchange is subject to certain conditions, as described herein, with regard to events that could occur prior to the Expiration Date. If our Board of Directors determines, based on the reasonable business judgment of the Board, that there is a change in accounting principles, a lawsuit challenging the Offer to Exchange or a change in the Company's business condition, assets or income such that completion of the Offer to Exchange would have a material adverse effect on the Company, then we may, prior to the Expiration Date, terminate the Offer to Exchange. In addition, the Board may terminate the Offer to Exchange if the Company's stockholders do not approve the Offer to Exchange at the 2006 Annually Meeting of Stockholders, or any adjournment or postponement thereof. However, if we have not accepted your tendered Original Warrants prior to forty (40) business days from April 21, 2006, the date of commencement of this Offer to Exchange, you may withdraw your Original Warrants from the Offer to Exchange. If we materially change the terms of the Offer to Exchange we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See Section 17 "Extension of Offer; Termination; Amendment" below regarding procedures relating to extension, termination or amendment of the Offer to Exchange. In the event we terminate the Offer to Exchange, we will return promptly your Original Warrants (or your Affidavit of Lost Warrant).

8.     Exercise of Exchanged Warrants; New Termination Date; Issuance of Common Stock

        If the Company's stockholders approve the Offer to Exchange at the 2006 Annual Meeting of Stockholders (currently scheduled for June 2, 2006), the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date (the "New Termination Date"). To exercise the Exchanged Warrants, the holders must tender (i) their Exchanged Warrant, (ii) a signed copy of the Notice of Exercise Form attached to the Exchange Warrant and

(iii) cash in the amount equal to the new exercise price per share of the Exchanged Warrant multiplied by the number of shares the holder elects to purchase. These items must be properly delivered, before the New Termination Date to: iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth in Section 21 "Wire Instructions."

        If the Offer to Exchange is approved at the 2006 Annual Meeting of Stockholders, a holder's Exchanged Warrant will expire if the holder fails to exercise the Exchanged Warrant prior to the New Termination Date.

        We will use the cash you tender to exercise your Exchanged Warrants and will issue Common Stock to you within five (5) business days of the New Termination Date.

9.     Optional Exercise Notice

        To facilitate the exercise of the Exchanged Warrants, the Company has prepared an Optional Notice of Exercise. Holders of Original Warrants that wish to participate in the Offer to Exchange, and further wish to exercise their Exchanged Warrants prior to the New Termination Date, may submit the Optional Notice of Exercise at the same time the holder tenders his or her Original Warrant, along with cash in the amount equal to the new exercise price per share of the Exchanged Warrant multiplied by the number of shares the holder elects to purchase. The cash may be tendered in the form of a check payable to iVOW, Inc. or by wire transfer to the Company's account set forth below.

        Upon receipt of the Optional Notice of Exercise and exercise price of the Exchanged Warrant, the Company will hold the Exchanged Warrant and deposit the exercise price of the Exchanged Warrant into a separate non-interest account maintained at the Company's bank until the Expiration Date. The Company will promptly return any tendered Original Warrants (or Affidavits of Lost Warrants), Elections to Participate and funds for the exercise price of the Exchanged Warrants if the conditions to completing the Offer to Exchange are not satisfied. See Section 6 "Withdrawal Rights", Section 17 "Extension of Offer; Termination; Amendment", and Section 7 "Conditions of the Offer."

10.   Registration, Trading Market and Price Range of Common Stock

        Neither the Original Warrants nor the Exchanged Warrants are registered and there is no established trading market for the Original Warrants or the Exchanged Warrants. However, the shares of Common Stock issuable upon exercise of the Original Warrants were registered under the Securities Act pursuant to registration statements on Form S-3 and amending your warrants through the Offer to Exchange will not affect the registration of the underlying shares. Consequently, the shares issued upon exercise of your Exchanged Warrants have been registered, and are tradeable in accordance with the resale restrictions set forth in the "Plan of Distribution" section of the prospectus relating to your Original Warrants. The prospectuses identified in the table below cover the shares underlying the Original Warrants and will cover the shares underlying the Exchanged Warrants. You should read the prospectus or prospectuses relating to your Original Warrants carefully before you decide whether to participate in the Offer to Exchange. Additional information not included in the relevant prospectus is included in the registration statement on Form S-3 of which it forms a part. The prospectuses and registration statements are available at the Securities and Exchange Commission ("SEC") website, http://www.sec.gov, and can also be obtained from us free of charge.

Original Warrants	Registration File No.	Date of Final Prospectus
February 2004 Warrants	333-116940	October 13, 2004
May 2004 Warrants	333-116940	October 13, 2004
July 2005 Warrants	333-128216	November 29, 2005*
February 2006 Warrants	333-133082	April 27, 2006

*
There is a Supplement No. 1 to this Prospectus, dated January 19, 2006.

        Our Common Stock is quoted on The Nasdaq Capital Market under the symbol "IVOW." The following table sets forth the quarterly high and low sale prices per share for our Common Stock on The Nasdaq Capital Market for the past two years. On July 19, 2005, our stockholders voted to grant authority to the Board to file, at the discretion of the Board, an amendment to our Second Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of Common Stock in a ratio for such split that is not less than 1:2 nor greater than 1:10. On October 6, 2005, the Board acted on its authority to effect such reverse split at a rate of 1:10. As a result of the split, all share information below has been retroactively adjusted.

	High	Low
Quarter ended March 31, 2006	$6.00	$3.99
Quarter ended December 31, 2005	5.23	2.30
Quarter ended September 30, 2005	5.70	2.90
Quarter ended June 30, 2005	9.00	3.10
Quarter ended March 31, 2005	13.90	7.20
Quarter ended December 31, 2004	19.20	8.20
Quarter ended September 30, 2004	30.00	13.40
Quarter ended June 30, 2004	22.00	10.00
Quarter ended March 31, 2004	29.90	11.00

11.   Potential Proceeds from Offer to Exchange

        Subject to the terms of this Offer to Exchange, we will accept all of the Original Warrants for exchange. There are an aggregate of 1,577,615 shares of Common Stock underlying the Original Warrants. In consideration for the Original Warrants we will issue the Exchanged Warrants, which are immediately exercisable for up to the same number of shares of Common Stock underlying the Original Warrants at the exercise prices per share set forth in the table below. The Exchanged Warrants will have the same terms as the Original Warrants except the exercise price of the Exchanged Warrants will be significantly reduced, the exercise period for the Exchanged Warrants will be shortened to June 22, 2006, which is ten (10) days after the Expiration Date, and the Exchanged Warrants must be exercised for cash.

	Total Warrant Shares	Exercise Price of Original Warrant	Exercise Price of Exchanged Warrant
February 2004 Warrants	21,950	$19.70	$3.50
May 2004 Warrants	354,532	$9.50 / $10.20	$2.50
July 2005 Warrants	1,032,935	$3.00	$1.40
February 2006 Warrants	168,198	$3.18	$1.40

        If all Original Warrant holders fully participate in the Offer to Exchange, the gross aggregate consideration we will receive upon exercise of the Exchanged Warrants is approximately $2,644,741, and the aggregate number of shares that we will issue upon exercise of the Exchanged Warrants is 1,577,615 shares. These numbers do not include the additional consideration we will receive or the additional shares of common stock we will issue upon exercise of the 2005 Selling Agent Warrants and the 2006 Selling Agent Warrants. If all of the outstanding 2005 Selling Agent Warrants and the 2006 Selling Agent Warrants are issued in connection with the Offer to Exchange, we will receive additional gross aggregate consideration of $223,774 and issue an additional 64,866 shares of Common Stock.

        As of April 30, 2006, 2,669,947 shares of Common Stock were outstanding. As such, the total number of shares of Common Stock which would be issuable if all Original Warrants, the 2005 Selling Agent Warrants and the 2006 Selling Agent Warrants are tendered for exchange and the Exchanged Warrants are exercised would equal approximately 61.5% of our currently outstanding Common Stock.

        We will ask our stockholders to approve the Offer at the 2006 Annual Stockholders Meeting, currently scheduled for June 2, 2006.

12.   Information Concerning iVOW, Inc.

        iVOW is a provider of disease management services for the treatment of chronic and morbid obesity. Our business is focused exclusively on the disease state management of chronic and morbid obesity. We provide Offer to Exchange management, healthcare services, operational consulting and clinical training services to employers, payors, physicians and hospitals involved in the medical and surgical treatment of the chronic and morbidly obese. We also provide specialized vitamins to patients who have undergone obesity surgery.

        Our company, iVOW, Inc., formerly Vista Medical Technologies, Inc., was founded in 1993 primarily to develop advanced visualization technologies for complex minimally invasive surgical procedures. It was through the application of this technology in laparoscopic gastric bypass surgery that we subsequently developed a suite of consulting products and services for the initiation, operation and management of obesity surgery programs. Starting in early 2003, our Visualization Technology business, located in Westborough, Massachusetts, and our Obesity Surgery Management Services business unit (VOW Solutions, Inc.), located in San Diego, California, functioned as individual business units. In April 2004, we sold the Visualization Technology business to concentrate on the obesity surgery services market. We changed our name to iVOW, Inc. in February 2005, after merging with our wholly-owned subsidiary VOW Solutions, Inc., to align our corporate name with the brand name of our chronic and morbid obesity disease management business, which is now our exclusive focus.

        In November 2005, we acquired Sound Health Solutions, Inc. ("SHS"), a Seattle-based healthcare provider specializing in the multidisciplinary medical treatment of obesity. SHS operates as a wholly-owned subsidiary of iVOW. We believe that SHS offers a platform from which to integrate clinical, medical and surgical weight loss programs into a seamless disease management strategy for obesity. We anticipate that expansion of our SHS model will generate market opportunities for our iVOW Surgical Centers and, depending on how the market opportunity evolves, other affiliated bariatric centers. Correspondingly, we anticipate that iVOW's surgical model will generate market opportunities for our SHS model.

        As a result of the disposition of our Visualization Technology business, we are now a pure play company in the bariatric market. We develop and market products and services for the bariatric clinical, medical and surgical markets. Bariatrics is the medical science of weight reduction and nutrition; bariatric surgery, a specialized area of general surgery, is focused on surgical weight reduction solutions for the very severely or morbidly obese. We are focused on implementing disease management strategies for the control of chronic and severe obesity. The vision of our iVOW business is to provide services that enable affiliated customers, healthcare providers and organizations in the ongoing evolution of the highest standards of treatment and services to optimize the quality of life for chronic and morbidly obese patients. Our mission is to deliver the leading management portfolio of services and products for the clinical and business development of effective, continually successful clinical, medical and surgical programs for the treatment of chronic and morbid obesity.

        Our goal is to become the leading disease management and consulting company focused on chronic and morbid obesity. Our initial focus was on the severely obese patient with gastric bypass surgery as the solution. We have expanded our focus to include the chronically obese through our SHS multidisciplinary medically anchored weight management platform. It is these singular and combined platforms upon which we hope to expand service to new obesity therapies as they are developed. We are currently aggressively integrating our SHS bariatric medical model into our iVOW surgical protocols to fulfill the pre-operative weight management requisites of employers and payors, the long-term care of post-surgical patients and the treatment of obese patients who either are not qualified for surgery or prefer a non-surgical alternative treatment modality.

        The following summary financial information of iVOW should be read in conjunction with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on

March 31, 2006. You can obtain copies of our Annual Report at the SEC's website, http://www.sec.gov, or by contacting iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, California 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820.

		Year ended December 31,
		2005	2004
Revenues		$1,287,848	$1,650,735

Costs and expenses:
Cost of revenues		1,229,124	1,193,417
Product development		121,205	405,612
Sales and marketing		913,104	1,196,883
General and administrative		1,986,173	1,797,985

Total cost and expenses		4,249,606	4,593,897

Loss from operations		(2,961,758)	(2,943,162)
Other income (expense), net		39,241	(28,035)

Loss from continuing operations		(2,922,517)	(2,971,197)
Gain (loss) from discontinued operations		232,644	(632,516)

Net loss		(2,689,873)	(3,603,713)
Accretion of dividends on preferred stock		(67,170)	(135,922)
Reversal of dividends previously accreted		306,511	—
Deemed dividend redemption of preferred stock			(131,985)

Net loss applicable to common stockholders		$(2,450,532)	$(3,871,620)

Income (loss) per common share basic and diluted:
Continuing operations		$(1.71)	$(3.71)
Discontinued operations		$0.15	$(0.73)

Net loss per common share applicable to common stockholders(1)		$(1.56)	$(4.44)

Shares used in computing basic and diluted loss per common share(1)		1,570,882	872,570

Balance Sheet Data	December 31, 2005 Pro forma(2)
Cash and cash equivalents	3,471,056	851,315	1,969,561
Current assets	4,288,488	1,693,747	2,646,106
Noncurrent assets	2,054,061	2,054,061	1,338,403
Current liabilities	1,216,096	1,216,096	751,013
Noncurrent liabilities	52,392	52,392	10,516
Equity	5,074,061	2,479,320	3,222,980
Equity per share	$1.33	$1.58	$3.69

(1)
If the exercise of all 1,577,615 Exchange Warrants were to have occurred at the beginning of 2005, the shares used in computing basic and diluted loss per common share would have been 3,148,497 and the basic and diluted net loss per common share applicable to common shareholders would have been ($0.78).

(2)
The pro forma balance sheet data shows the effect of the exercise of all 1,577,615 Exchange Warrants for proceeds of $2,619,741 net of estimated legal and accounting fees associated with the transaction.

13.   Interests of Directors and Officers; Transactions and Arrangements Concerning Original Warrants and Our Common Stock

        The Offer to Exchange is open to all holders of Original Warrants, including any of our directors, officers and affiliates who are holders of such warrants. The terms of the Offer to Exchange are equally applicable to our directors, officers and affiliates as to any other holder of Original Warrants.

        Original Warrants:    The following directors, officers and affiliates of iVOW hold Original Warrants that are eligible to participate in the Offer to Exchange:

Name and Title	Warrant Group(s)	Total Number of Shares Underlying Original Warrants
Directors and Executive Officers
Michael H. Owens, President, Chief Executive Officer and Director	July 2005 Warrants	20,000
Scott R. Pancoast, Director	July 2005 Warrants	82,553
C. Fred Toney, Director(1)	May 2004 Warrants and July 2005 Warrants	360,693
5% or Greater Stockholders
MedCap Partners, L.P.(1)	May 2004 Warrants and July 2005 Warrants	360,693
Whalehaven Capital Fund Limited(2)	May 2004 Warrants and February 2006 Warrants	146,514
C. Glen Dugdale(3)	February 2004 Warrants, May 2004 Warrants and July 2005 Warrants	82,750

(1)
Mr. Toney is a Managing Member of MedCap Management & Research LLC, which is the General Partner of MedCap Partners L.P. and MedCap Master Fund L.P. MedCap Partners L.P. holds a May 2004 Warrant to purchase 94,027 shares of Common Stock and a July 2005 Warrant to purchase 133,333 shares of Common Stock. MedCap Master Fund L.P. holds a July 2005 Warrant to purchase 133,333 shares of Common Stock. The address of MedCap Partners L.P. and MedCap Master Fund L.P. is 500 Third Street, Suite 535, San Francisco, CA 94107. Mr. Toney disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate pecuniary interest therein.

(2)
Whalehaven Fund Limited holds a May 2004 Warrant to purchase 8,823 shares of Common Stock and Whalehaven Capital Fund Limited holds a February 2006 Warrant to purchase 137,691 shares of Common Stock.

(3)
Includes the following shares and shares issuable upon exercise of warrants beneficially owned or deemed beneficially owned by C. Glen Dugdale, including 25,000 shares and a warrant for 25,000 shares held by C Glen Dugdale Tr M B Dugdale Marital Trust UA 07/19/03, 18,200 shares and a warrant for 14,100 shares held by C Glen Dugdale + Joan Dugdale Jt Ten, 12,200 shares and a warrant for 17,100 shares held by Beadenkopf/Dugdale Trust UA 2/10/56 Fbo C Glen Dugdale, 12,000 shares held by C Glen Dugdale TR Beadenkopf/Dugdale Trust UA 02/10/56, 4,400 shares and a warrant for 2,200 shares held by Joan O Dugdale, 15,200 shares and a warrant for 12,600 shares held by C Glen Dugdale Tr Martha B Dugdale Generation Skipping Trust UA 03/25/91, 13,500 shares and a warrant for 11,750 shares held by Matthew J Yaahovian Tr C G & J O Dugdale Charitable Remainder Trust UA 01/17/96, 3,000 shares held by C Glen Dugdale Tr Martha B Dugdale Generation Skipping Trust UA 03/25/91, 4,800 shares held by Joan O Dugdale—IRA, 10,000 shares held by Glen Dugdale—IRA, 14,500 shares held by Glen Dugdale, and 10,000 shares held by Matthew J Yaahovian Tr C G & J O Dugdale Charitable Remainder Trust UA 01/17/96.

        Because certain members of our Board hold Original Warrants, our Board established a special committee, consisting of two non-interested directors, to consider the Offer to Exchange. The Offer to Exchange was authorized by this special committee.

        Common Stock:    As of April 7, 2006, our executive officers, directors and 5% or greater stockholders hold an aggregate of 932,990 shares of common stock. The executive officers, directors and 5% or greater stockholders acquired these shares in private placement transactions or upon exercise of stock options under our equity incentive programs. We believe the financing documents underlying these share acquisitions were customary in nature, and we believe the conditions set forth in the applicable documents have been satisfied, except for the continuing obligation to maintain the effectiveness of registration statements in which these shares were registered with the Securities and Exchange Commission.

        Options:    We grant options to our employees, including our executive officers, directors and consultants from time to time pursuant to our 1997 Stock Option/Stock Issuance Plan, as amended, and our 1997 Employee Stock Purchase Plan. As of April 7, 2006, our executive officers and directors hold options for an aggregate 114,423 shares of Common Stock. During the past 60 days, we have granted options to purchase an aggregate of 30,000 shares of common stock to Richard M. Gomberg, our Vice President of Finance and Chief Financial Officer, in connection with his hire. In addition, on April 19, 2006, our Board of Directors approved a new compensation arrangement for Michael H. Owens, M.D., our President and Chief Executive Officer, including a proposed option grant. Specifically, contingent upon approval by our stockholders at the 2006 Annual Meeting of Stockholders of an increase in the number of shares available for issuance or award under the 1997 Stock Option/Stock Issuance Plan, Dr. Owens will be granted an option to purchase 210,389 shares of Common Stock under the Plan. The Option will include monthly vesting over a four-year period. The per share exercise price of the Option will be equal to the fair market value of a share of Company common stock on the date of the option grant, which is anticipated to be the date of the stockholder approval or as soon as administratively possible after stockholder approval. In the event the stockholders do not approve an increase in the Plan's allowable shares at the next annual meeting, Dr. Owens will not be granted the Option, but instead will be granted 70,130 restricted shares of Common Stock under the Plan. We will have a right to reacquire any shares to the extent such reacquisition right has not expired as of the date of Dr. Owens' termination. The reacquisition right will expire pro rata on a quarterly basis over a four-year period or as otherwise provided in the Plan. To the best of our knowledge, our executive officers or directors have not, exercised any options to acquire shares of Common Stock.

        The Company reimburses its directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board. The Company also compensates its outside directors $1,000 per month for their services as directors, $1,500 for each board meeting that they attend in person, $250 for each telephonic meeting and $500 for each committee meeting in which they participate. Under the Company's 1997 Stock Option/Issuance Plan, as amended, on the date of each Annual Meeting of Stockholders, option grants shall be made to (i) each new director who is elected to the Board at that particular Annual Meeting and (ii) each continuing director. Each director shall be granted an option to purchase 4,000 shares of common stock at the Annual Meeting at which he or she is first elected to the Board and an option to purchase 1,000 shares of common stock at each Annual Meeting thereafter.

        On April 19, 2006, our Board approved amendments to the 1997 Stock Option/Stock Issuance Plan to increase the number of shares of Common Stock available for issuance under the plan from 446,000 shares to 646,000 shares and to increase the size of the initial and annual stock option grants to non-employee members of the Board to 12,500 shares and 7,500 shares, respectively, under the automatic grant program. We have submitted these amendments to the 1997 Stock Option/Stock Issuance Plan to our stockholders for approval at the 2006 Annual Meeting of Stockholders.

        For additional information about our equity incentive plans and our options grants to our executive officers and directors, please refer to our Preliminary Proxy Statement filed with the SEC on April 20, 2006, and other documents we have filed with the SEC.

        In addition, except as otherwise described above, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

14.   Status of Original Warrants Acquired Pursuant to the Offer to Exchange

        Original Warrants tendered to us for exchange pursuant to the Offer to Exchange will be cancelled and the Exchanged Warrants will be issued by us promptly after the Expiration Date. If you choose to partially participate in the Offer to Exchange, we will issue to you a new Original Warrant to purchase that number of shares you chose to exclude from the Offer to Exchange promptly after the Expiration Date.

15.   Legal Matters; Regulatory Approvals

        We are not aware of any license or regulatory permit material to our business that might be adversely affected by our exchange of Original Warrants and issuance of the Exchanged Warrants and the shares of Common Stock issuable upon the exercise of the Exchanged Warrants. We are not aware of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our warrants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may be required to delay the acceptance of Original Warrants for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions, or obtained at all. The failure to obtain any such approval or other action might result in adverse consequences to our business. Our obligation under the Offer to Exchange to accept tendered Original Warrants for exchange and to issue Exchanged Warrants is subject to the conditions of the Offer to Exchange, including the conditions described in Section 7 "Conditions of the Offer" above.

16.   Material U.S. Federal Income Tax Consequences

        The following is a summary of the material U.S. federal income tax consequences that we believe will be applicable to Original Warrant holders who participate in the Offer to Exchange. However, we have not requested a ruling from the IRS or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

        This discussion does not address all aspects of federal income taxation that may be relevant to you in light of the your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code (the "Code").

        This discussion assumes that Original Warrant holders hold the Original Warrants as capital assets. In addition, the following discussion does not address the tax consequences of the participation in the Offer to Exchange under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Offer to Exchange and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

  Tax treatment of Original Warrant holders participating in the Offer to Exchange.

        While not completely free from doubt, we believe that the exchange of your Original Warrants for the Exchanged Warrants followed by an exercise of the Exchanged Warrants should be treated as an exchange of warrants and cash for stock of the company, and that such an exchange constitutes a recapitalization for U.S. federal income tax purposes. We intend to report the transaction for U.S. federal income tax purposes consistent with that belief. Under this treatment, (i) an Original Warrant holder who participates in the Offer to Exchange will not recognize any gain or loss as a result of the exchanging Original Warrants for Exchanged Warrants, (ii) such U.S. holder's tax basis in the shares of our Common Stock received will be equal to the U.S. holder's tax basis in the Original Warrants plus the amount of any cash paid to exercise the Exchanged Warrant, and (iii) the holding period of the Common Stock will include the holding period of the Original Warrants.

        It is possible that the IRS will oppose this treatment. One possible approach by the IRS would be to treat the exchange of your Original Warrants for Exchanged Warrants as a separate transaction from the subsequent exercise of Exchanged Warrants notwithstanding that the Exchanged Warrants are required to be exercised immediately following their issuance. Should the IRS prevail in taking such a position, we nevertheless believe that the exchange of your Original Warrants for the Exchanged Warrants would be a recapitalization and the tax consequences to you will be the same as discussed above except that the holding period for the shares of our Common Stock purchased upon the exercise of the Exchanged Warrants will commence as of the date of exercise of the Exchanged Warrants.

        Finally, if the IRS were to successfully assert that exchange of your Original Warrants cannot be treated as a recapitalization for U.S. federal income tax purposes, you would be required to recognize capital gain or loss equal to the difference between the fair market value of the Common Stock received and the sum of (i) your tax basis in the Original Warrants, plus (ii) the amount of cash paid to exercise the Exchanged Warrants. Such gain or loss would be capital gain or loss and would be long-term or short term depending on whether the Original Warrants had been held for more than one year. The tax basis in the Common Stock received would be equal to the fair market value of the date the Exchanged Warrants are exercised, and the holding period of the shares of Common Stock would begin on the day after the date of your Original Warrants are exchanged for Exchanged Warrants.

17.   Extension of the Offer; Termination; Amendment

        We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 "Conditions of the Offer" has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer to Exchange is open and thereby delay the acceptance for exchange of Original Warrants by giving oral or written notice of such extension to the warrant holders by making a public announcement thereof. If we extend the Offer to Exchange beyond the June 12, 2006 Expiration Date, we will issue a public announcement regarding the notice of extension by 9:00 a.m. Eastern Daylight Time on the next business day after the scheduled expiration of the Offer to Exchange.

        We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer to Exchange and to postpone our acceptance and cancellation of Original Warrants tendered for exchange upon the occurrence of any of the conditions listed in Section 7, by giving oral or written notice of such termination or postponement to the warrant holders by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of warrants tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that an issuer making a tender offer must return the tendered securities promptly after termination or withdrawal of the tender offer.

        If we materially change the terms of the Offer to Exchange or the information concerning the Offer to Exchange, or if we waive a material condition of the Offer to Exchange, we will extend the Offer to Exchange to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If the Offer to Exchange is scheduled to expire at any time earlier than the tenth business day following the date we publish notice or otherwise inform you in writing of the foregoing actions, then we will extend the Offer to Exchange so that the expiration date is no earlier than the tenth business day following the date we publish notice or otherwise inform you in writing.

18.   Fees and Expenses

        We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Original Warrants pursuant to this Offer to Exchange.

19.   Additional Information

        We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, as may be amended or supplemented from time to time, including its exhibits, and the following materials which we have filed with the SEC and incorporate herein by reference, before making a decision on whether to participate in the Offer to Exchange:

  •
  our Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006 and Amendment No. 1 to our Annual Report on Form 10-KSB/A, filed with the SEC on May 1, 2006;

  •
  our Current Reports on Form 8-K, filed with the SEC on January 17, 2006, February 13, 2006, February 24, 2006, April 7, 2006 and April 20, 2006; and

  •
  the description of our Common Stock contained in our registration statement on Form S-1 (File No. 333-22985) filed with the SEC on July 2, 1997, including any amendment or report filed for the purpose of updating such description.

        The filings listed above and other information about us can be inspected and copied at prescribed rates at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains a website that contains reports, proxy and information statements and other information that we file with the SEC at http://www.sec.gov. Upon request we will provide free of charge to each holder of Original Warrants, a copy of the Schedule TO, its exhibits or any of the documents incorporated therein by reference. Requests should be directed to

iVOW, Inc., 11455 El Camino Real, Suite 140, San Diego, CA 92130, Attn: Richard M. Gomberg, telephone number (858) 703-2820.

20.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer to Exchange is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer to Exchange is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer to Exchange will not be made to, nor will tenders be accepted from or on behalf of, the warrant holders residing in such jurisdiction.

21.   Wire Instruction

Domestic:
Pay To: Routing & Transit Number: For Credit of: Credit Account Number: By Order of:	SIL VLY BK SJ 121140399 iVow, Inc. 3300450751 [NAME OF SENDER]
International:
Pay To: Routing & Transit Number: Swift Code: For Credit of: Final Credit Account Number: By Order of:	FC-Silicon Valley Bank 3003 Tasman Drive Santa Clara, CA 95054, USA 121140399 SVBKUS6S iVow, Inc. 3300450751 [NAME OF SENDER]

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  Exhibit (a)(1)(B)
iVOW, INC. AMENDED AND RESTATED OFFER TO EXCHANGE
TABLE OF CONTENTS
SUMMARY OF TERMS
ABOUT THIS OFFER TO EXCHANGE
RISK FACTORS
Risks Related to our Business and Industry
Risks Related to the Securities Markets, Ownership of our Common Stock and the Offer
Risks Related to our Intellectual Property and Potential Litigation
DESCRIPTION OF OFFER